MB FINANCIAL, INC.

ARTICLES OF AMENDMENT

MB Financial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST :  The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in its entirety Article 9 and inserting in lieu thereof a new Article 9 to read as follows:

“ARTICLE 9.  Business Combination Act and Appraisal Rights.

A.    Maryland Business Combination Act.  Notwithstanding any contrary provision of law, the provisions of Sections 3-601 through 3-604 of the MGCL, as now and hereafter in force, shall not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL, as now and hereafter in force), of the Corporation.

B.    Appraisal Rights.  Holders of shares of stock of the Corporation shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute.”

SECOND:  There has been no increase in the authorized stock of the Corporation effected by the amendment to the Charter as set forth above.

THIRD :  The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

FOURTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice President, Chief Financial Officer and Treasurer and attested by its Executive Vice President, Corporate Secretary and Chief Legal Officer on this 18th day of July 2019.

ATTEST:	MB FINANCIAL, INC.

/s/ Susan B. Zaunbrecher	By: /s/ Tayfun Tuzun
Name: Susan B. Zaunbrecher	Name: Tayfun Tuzun
Title: Executive Vice President,	Title: Vice President, Chief Financial Officer
Corporate Secretary and Chief Legal Officer	and Treasurer